Exhibit 5.2

November 21, 2017

Universal Corporation
9201 Forest Hill Avenue
Stony Point II Building
Richmond, Virginia 23235
Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of unspecified aggregate amounts of debt securities, shares of preferred stock (the “Preferred Stock”), shares of common stock (the “Common Stock”), warrants, stock purchase contracts, and units composed of the foregoing (collectively, the “Securities”) of Universal Corporation, a Virginia corporation (the “Company”), I, as Vice President, General Counsel and Secretary of the Company, have examined such corporate records, certificates and other documents, and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

(1)
the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to issue and sell the Securities as contemplated in the registration statement relating to the Securities (the “Registration Statement”);

(2)
the Indenture, dated as of February 1, 1991 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank), as trustee (the “Trustee”), has been duly authorized, executed and delivered by the Company and duly qualified under the Trust Indenture Act of 1939, as amended;

(3)
when the Registration Statement has become effective under the Act, the terms of the sale of the Common Stock have been duly established in conformity with the Company’s Amended and Restated Articles of Incorporation, and the Common Stock has been duly issued and sold as contemplated by the Registration Statement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Stock will be validly issued, fully paid and nonassessable; and

(4)
when the Registration Statement has become effective under the Act, the terms of the Preferred Stock and of its issuance and sale have been duly established in conformity with the Company’s Amended and Restated Articles of Incorporation so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, an assumption that I have not independently verified.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Preston D. Wigner
Preston D. Wigner
Vice President, General Counsel and Secretary